Exhibit 99.01

Contacts:	Investors	Media
	Kim Watkins	Diane Carlini
	Intuit Inc.	Intuit Inc.
	650-944-3324	650-944-6251
	kim_watkins@intuit.com	diane_carlini@intuit.com

Intuit Assesses the Impact of Corporate Tax Reform

MOUNTAIN VIEW, Calif., Jan. 8, 2018 - Intuit Inc. (Nasdaq: INTU) is reviewing the latest corporate tax reform legislation and working through the impact to the company financials in fiscal 2018 and beyond.
A number of factors determine the impact of the new tax laws to the company’s GAAP and long-term structural non-GAAP tax rates. Because Intuit’s fiscal 2018 year started in August 2017, it will be subject to IRS rules relating to transitional tax rates in fiscal 2018. Under tax law (Internal Revenue Code Section 15), if the tax rate changes during a taxable year, the tax rate for the full year is calculated using the prior and new tax rates on a proportional basis using the number of days under each tax rate.
“Tax reform results in fewer corporate deductions. As a result, beyond the transitional year in fiscal 2018 we expect our GAAP and long-term structural non-GAAP rate could be closer to or higher than the new statutory rate,” said Neil Williams, Intuit’s executive vice president and chief financial officer.
Intuit plans to incorporate the impact of the new tax rates to guidance when the company reports fiscal second-quarter earnings in February.

About Intuit
Intuit’s mission is to Power Prosperity Around the World. Its global products and platforms, including TurboTax, QuickBooks, Mint and Turbo, are designed to empower consumers, self-employed, and small businesses to improve their financial lives, finding them more money with the least amount of work, while giving them complete confidence in their actions and decisions. Intuit’s innovative ecosystem of financial management solutions serves partners and 46 million customers worldwide, unleashing the power of many for the prosperity of one. For the latest news and in-depth information about Intuit and its brands, visit Intuit.com  and follow on Facebook.